EXHIBIT 99.1

Harsco Reports 30 Percent Increase in Third Quarter Diluted EPS and 20 Percent Increase in Sales; Increases Full-Year 2007 Outlook

 * Third quarter diluted EPS from continuing operations up 30 percent to a record $0.83; sales up 20 percent to a record $927 million
 * Improvements led by Company's Access Services and Minerals & Rail
   Technologies Groups with 36 and 68 percent increases, respectively, in operating income
 * Company raises full-year 2007 EPS guidance from continuing operations from a range of $2.90 to $2.95 to a new range of $2.93 to $2.97

HARRISBURG, Pa., Oct. 24, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) today reported record third quarter 2007 results from continuing operations.

Third quarter 2007 diluted EPS from continuing operations was a record $0.83, up 30 percent from $0.64 in the third quarter of 2006. Income from continuing operations was a record $70.3 million, compared with $54.2 million last year, also up 30 percent. Overall operating margins improved by 70 basis points to 13.4 percent from 12.7 percent in last year's comparable period. Third quarter sales totaled a record $927 million, up 20 percent from sales of $773 million in the same period last year. Foreign currency translation increased third quarter sales by $41 million and pre-tax income from continuing operations by $4.4 million. All per share and share amounts in this release reflect the Company's 2-for-1 stock split effective March 27, 2007.

For the first nine months of 2007, sales, income from continuing operations, and diluted earnings per share were all records. Income from continuing operations was $193 million, or $2.28 per diluted share, compared with income from continuing operations of $140 million, or $1.66 per diluted share in the first nine months of 2006, an increase in income of 38 percent and in diluted EPS of 37 percent. Sales for the first nine months of 2007 were $2.71 billion, an increase of 22 percent from $2.22 billion in the same period a year ago. Foreign currency translation increased sales in the first nine months by $113 million, and contributed $10.4 million to pre-tax income from continuing operations.

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Derek C. Hathaway said, "Once again the solid execution of our strategies to focus on market-leading industrial services on a global basis is evident in this quarter's results. Our Access Services and Minerals & Rail Technologies operating groups continue to achieve strong year-over-year performance. Our Mill Services Segment, for specific and identifiable reasons, posted slightly lower results for the quarter. We are confident the medium-term outlook for this business remains positive.

"With a significant proportion of Harsco's revenues, earnings and cash flows generated outside of North America, we believe our growth will continue into 2008 and beyond. We see further growth opportunities for our wide range of industrial services not only in developed economies, but those of emerging economies as well. These opportunities include organic growth and opportunities from further bolt-on acquisitions."

Outlook

Commenting on the Company's outlook, Harsco President and Chief Financial Officer (and CEO designee effective January 1, 2008) Salvatore D. Fazzolari said, "As we enter the fourth quarter, we are raising slightly our full year 2007 guidance for EPS from continuing operations to a range of $2.93 to $2.97, from the previous range of $2.90 to $2.95. Using the mid-point of the updated guidance, this reflects an increase of approximately 33 percent over 2006's diluted EPS from continuing operations of $2.21.

"Moreover, as we look forward to 2008 we expect another year of growth. Both our Access Services and Minerals & Rail Technologies groups should continue to perform well in the coming year. In addition, the expected improvements in global market conditions in our Mill Services Segment, combined with anticipated new contract signings and the benefits of certain cost optimization initiatives we are currently implementing should serve to return Mill Services to its recent historical level of operating results next year. Further details in this regard and initial guidance for 2008 will be provided at our Annual Analysts Conference scheduled for December 7, 2007 in New York City."

Third Quarter Business Review

Access Services

Third quarter 2007 sales increased 26 percent to $351 million from $279 million last year. Organic sales growth contributed $53 million, or approximately 19 percent; acquisitions contributed $2 million, or 1 percent; and positive foreign currency translation contributed $17 million, or approximately 6 percent. Operating income increased by 36 percent to $48.1 million in the third quarter, up from $35.4 million in the comparable period last year. Positive foreign currency translation increased operating income by approximately $2.3 million in this year's third quarter. Operating margins increased by 100 basis points to 13.7 percent from 12.7 percent in the third quarter of last year.

Improved performance in the quarter continues to be broad-based. The Access Services Segment continues to see strong results across a number of geographic regions, particularly in Eastern Europe, the U.S., Northern Europe, the U.K. and the Middle East. Rental demand for the Company's highly engineered scaffolding and concrete forming and shoring systems remains strong, serving both the nonresidential construction and infrastructure markets, as well as the industrial maintenance sector.

The market outlook for the Access Services Segment is expected to remain positive into 2008, underpinned by a solid market for nonresidential construction and infrastructure-related rental products, as well as opportunities for further geographic growth.

Mill Services

Sales in the third quarter of 2007 increased by approximately 9 percent to $376 million from $346 million in last year's comparable quarter. Organic sales were down slightly by $3 million, or approximately 1 percent, while acquisitions contributed a positive $10 million, or approximately 3 percent, and positive foreign currency translation contributed $23 million, or approximately 7 percent. Third quarter operating income decreased by $2.9 million, or by approximately 8 percent. Foreign currency translation contributed $2.6 million to operating income in the quarter. Operating margins decreased by approximately 160 basis points to 9.2 percent from 10.8 percent in the third quarter of 2006.

Third quarter performance in Mill Services continued to be negatively impacted by a slowdown in the growth of global steel production, particularly in North America, as well as product mix and higher maintenance and other costs. These items were partially offset by the start-up of new contracts in the quarter, as well as the favorable effect of cost reduction initiatives.

The outlook for the Mill Services Segment is positive, especially for 2008. A major industry source has recently reported an estimated 6.8 percent rise in global steel consumption in 2008, as inventories which were worked down in 2007 are rebuilt in various regions of the globe. The Company also expects further new contract signings in the fourth quarter which will have a favorable effect on results for much of next year. Lastly, the Company is undertaking a number of key initiatives in the Mill Services Segment to address maintenance and other business costs with a view to improve operations and enhance margins in 2008.

Minerals & Rail Technologies, Services and Products ("All Other")

Sales of $200 million in the third quarter of 2007 were 35 percent higher than the $149 million in the same period last year. Organic sales growth contributed $21 million, or approximately 14 percent; the previously announced February 1, 2007 acquisition of Excell Minerals contributed $29 million, or approximately 20 percent; and positive foreign currency translation contributed $1 million, or approximately 1 percent. Operating income increased by 68 percent to $42.3 million, from $25.2 million in the third quarter of last year. Positive foreign currency translation had a minimal effect on operating income in the quarter. Operating margins were 21.1 percent, more than 410 basis points higher than last year's third quarter margin of 17.0 percent.

The strong third quarter performance within this group was broad-based. Excell Minerals continues to be accretive since its acquisition and a significant contributor to the growth of the Minerals & Rail Technologies group. Harsco Track Technologies also had a strong quarter, as did each of the other four businesses within this group. All units in this group posted higher year-over-year operating income and margins in the third quarter of 2007.

The outlook for the Minerals & Rail Technologies group remains positive. New contract signings are expected for Excell Minerals which will contribute to full year 2008 results. Likewise, Harsco Track Technologies is beginning the engineering and production of its record-setting equipment order from the Chinese Ministry of Railways received earlier this year, as well as other equipment orders recently announced from international railroads. Air-X-Changers continues to have a healthy order book going into 2008, and the outlook also remains positive for Reed Minerals, IKG, and Patterson-Kelley.

Discontinued Operations

As previously reported, progress continues in the Company's efforts to divest its Gas Technologies business group. Results for Gas Technologies have been reclassified as discontinued operations.

Income from discontinued operations for the third quarter was $7.1 million after-tax, or $0.08 per diluted share, compared with $1.6 million after-tax or $0.02 per diluted share in 2006.

For the first nine months of 2007, income from discontinued operations was $15.3 million after-tax, or $0.18 per diluted share, compared with $4.0 million after-tax, or $0.05 per diluted share in 2006. Nine month 2007 results include a pre-tax pension curtailment expense of $1.5 million.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the third quarter of 2007 was a record $176 million, an 86 percent increase over the $95 million for the comparable period of last year. Net cash used by investing activities was $145 million, a 53 percent increase over the $95 million last year. The increased use of cash was due primarily to higher capital expenditures for organic growth, capital initiatives to improve operational efficiencies, and expenditures for businesses acquired in the third quarter of 2007. Net cash provided by operating activities for the first nine months of 2007 was a record $372 million, compared with $279 million in 2006, an increase of 33 percent.

During the first nine months of 2007, the Company's total debt increased by $267 million to $1.3 billion as of September 30, 2007. The increase in debt was principally due to the acquisition of Excell Minerals on February 1, 2007, other smaller acquisitions, and higher growth-related capital expenditures. The debt-to-capital ratio decreased 200 basis points to 48.4 percent at the end of the third quarter of 2007, down from 50.4 percent at the end of the second quarter. The debt-to-capital ratio was 48.1 percent at December 31, 2006.

Consistent with the quarterly results, meaningful improvement in Economic Value Added (EVA(r)) continued to be achieved in the third quarter and first nine months of 2007.

Forward Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Factors which could cause results to differ include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, certain commodity prices and costs, interest rates and capital costs; (3) changes in the performance of stock and bond markets that could affect, among other things, the valuation of the assets of the Company's pension plans and the accounting for pension assets, liabilities and expenses; (4) changes in governmental laws and regulations, including environmental, taxes and import tariff standards; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; (7) the seasonal nature of the Company's business; (8) the successful integration of the Company's strategic acquisitions; and (9) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 17955084. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 17955084.

About Harsco

Harsco Corporation is one of the world's leading diversified industrial services companies, serving major customers in the global non-residential construction and infrastructure, steel and metals, energy and railway industries. The Company posted 2006 revenues of $3.4 billion and employs approximately 21,500 people worldwide. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available athttp://www.primenewswire.com/newsroom/prs/?pkgid=361

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                        Three Months Ended         Nine Months Ended
 (In thousands, except      September 30              September 30
  per share amounts)     2007       2006(a)        2007         2006(a)
 -----------------------------------------------------------------------
 Revenues from
  continuing
  operations:
   Service revenues  $  785,514   $  650,522    $2,318,758    $1,859,546
   Product revenues     141,850      122,768       394,780       361,830
 -----------------------------------------------------------------------
   Total revenues       927,364      773,290     2,713,538     2,221,376
 -----------------------------------------------------------------------

 Costs and expenses
  from continuing
  operations:
  Cost of services
   sold                 570,173      472,678    1,694,388     1,352,635
  Cost of products
   sold                  97,274       85,609      281,933       260,211
  Selling, general
   and administrative
   expenses             133,314      117,979      388,382       345,282
  Research and
   development
   expenses                 864          720        2,590         1,971
  Other (income)
   expenses               1,011       (1,640)        (905)        1,866
 -----------------------------------------------------------------------
   Total costs and
    expenses            802,636      675,346    2,366,388     1,961,965
 -----------------------------------------------------------------------

   Operating income
    from continuing
    operations          124,728       97,944      347,150       259,411

 Equity in income
  of unconsolidated
  entities, net             326           92          739           255
 Interest income            744          831        2,956         2,580
 Interest expense       (20,976)     (15,254)     (60,092)      (43,962)
 -----------------------------------------------------------------------

   Income from
    continuing
    operations
    before income
    taxes and
    minority
    interest            104,822       83,613      290,753       218,284

 Income tax expense     (32,190)     (27,613)     (91,179)      (72,140)
 -----------------------------------------------------------------------

   Income from
    continuing
    operations
    before minority
    interest             72,632       56,000      199,574       146,144

 Minority interest
  in net income          (2,379)      (1,815)      (6,838)       (6,175)
 -----------------------------------------------------------------------

 Income from
  continuing
  operations             70,253       54,185      192,736       139,969
 -----------------------------------------------------------------------

 Discontinued
  operations:
  Income from
   operations of
   discontinued
   business              10,268        2,272       24,646         5,558
  Disposal costs of
   discontinued
   business              (1,230)          --       (4,108)           --
  Income tax expense     (1,969)        (656)      (5,229)       (1,600)
 -----------------------------------------------------------------------
 Income from
  discontinued
  operations              7,069        1,616       15,309         3,958
 -----------------------------------------------------------------------
   Net Income        $   77,322   $   55,801   $  208,045    $  143,927
 =======================================================================

 Average shares of
  common stock
  outstanding            84,189       84,019       84,128        83,863

 Basic earnings per
  common share:
  Continuing
   operations        $     0.83   $     0.64   $     2.29    $     1.67
  Discontinued
   operations              0.08         0.02         0.18          0.05
 -----------------------------------------------------------------------
 Basic earnings per
  common share       $   0.92(b)  $     0.66   $     2.47    $     1.72
 =======================================================================

 Diluted average
  shares of common
  stock outstanding      84,762       84,505       84,682        84,394

 Diluted earnings
  per common share:
  Continuing
   operations        $     0.83   $     0.64   $     2.28    $     1.66
  Discontinued
   operations              0.08         0.02         0.18          0.05
 -----------------------------------------------------------------------
 Diluted earnings
  per common share   $     0.91   $     0.66   $     2.46    $     1.71
 =======================================================================

 (a) Reclassified for comparative purposes
 (b) Does not total due to rounding

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)

                                            September 30   December 31
 (In thousands)                                 2007          2006
 ---------------------------------------------------------------------
 ASSETS
 Current assets:
  Cash and cash equivalents                 $   102,668   $   101,260
  Accounts receivable, net                      837,531       753,168
  Inventories                                   269,193       285,229
  Other current assets                           89,433        88,398
  Assets held-for-sale                          301,815         3,567
 ---------------------------------------------------------------------
   Total current assets                       1,600,640     1,231,622
 ---------------------------------------------------------------------
 Property, plant and equipment, net           1,478,290     1,322,467
 Goodwill, net                                  720,910       612,480
 Intangible assets, net                         194,085        88,164
 Other assets                                   126,200        71,690
 ---------------------------------------------------------------------
   Total assets                             $ 4,120,125   $ 3,326,423
 =====================================================================

 LIABILITIES
 Current liabilities:
  Short-term borrowings                     $   436,907   $   185,074
  Current maturities of long-term debt            5,092        13,130
  Accounts payable                              302,066       287,006
  Accrued compensation                           96,774        95,028
  Income taxes payable                           56,487        61,967
  Dividends payable                              14,945        15,983
  Insurance liabilities                          43,840        40,810
  Other current liabilities                     285,080       211,777
  Liabilities associated with assets
   held-for-sale                                 56,089            --
 ---------------------------------------------------------------------
   Total current liabilities                  1,297,280       910,775
 ---------------------------------------------------------------------
 Long-term debt                                 887,587       864,817
 Deferred income taxes                          168,091       103,592
 Insurance liabilities                           67,548        62,542
 Retirement plan liabilities                    175,001       189,457
 Other liabilities                              104,818        48,876
 ---------------------------------------------------------------------
   Total liabilities                          2,700,325     2,180,059
 ---------------------------------------------------------------------

 STOCKHOLDERS' EQUITY
 Common stock                                   138,338        85,614
 Additional paid-in capital                     120,889       166,494
 Accumulated other comprehensive loss           (65,757)     (169,334)
 Retained earnings                            1,829,499     1,666,761
 Treasury stock                                (603,169)     (603,171)
 ---------------------------------------------------------------------
   Total stockholders' equity                 1,419,800     1,146,364
 ---------------------------------------------------------------------
   Total liabilities and stockholders'
    equity                                  $ 4,120,125   $ 3,326,423
 =====================================================================

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                            Three Months Ended     Nine Months Ended
                               September 30          September 30
 (In thousands)              2007        2006      2007        2006
 ---------------------------------------------------------------------

 Cash flows from operating
  activities:
  Net income               $  77,322  $  55,801  $ 208,045  $ 143,927
  Adjustments to reconcile
   net income to net cash
   provided (used) by
   operating activities:
   Depreciation               71,227     61,513    204,014    180,901
   Amortization                7,617      1,843     20,576      5,600
   Equity in income of
    unconsolidated
    entities, net               (326)       (92)      (739)      (255)
   Dividends or
    distributions from
    unconsolidated entities       --         --        176         --
   Other, net                     86      3,410       (736)     9,132
   Changes in assets and
    liabilities, net of
    acquisitions and
    dispositions of
    businesses:
    Accounts receivable       (6,659)   (40,095)   (99,777)   (55,452)
    Inventories              (20,441)    (8,496)   (74,665)   (22,447)
    Accounts payable          13,344       (980)    24,559    (10,552)
    Accrued interest
     payable                   4,140      5,681     19,197     18,780
    Accrued compensation       5,118     10,909     (3,205)     3,613
    Other assets and
     liabilities              24,320      5,134     74,898      5,689
 ---------------------------------------------------------------------

     Net cash provided by
      operating activities   175,748     94,628    372,343    278,936
 ---------------------------------------------------------------------

 Cash flows from investing
  activities:
  Purchases of property,
   plant and equipment      (124,978)   (89,672)  (326,179)  (256,479)
  Net use of cash
   associated with the
   purchases of businesses   (26,486)   (10,486)  (253,809)   (11,421)
  Proceeds from sales of
   assets                      7,516      5,534     18,289     11,423
  Other investing
   activities                 (1,137)        --     (2,982)       118
 ---------------------------------------------------------------------

     Net cash used by
      investing activities  (145,085)   (94,624)  (564,681)  (256,359)
 ---------------------------------------------------------------------

 Cash flows from
  financing activities:
  Short-term borrowings,
   net                        17,638     29,715    238,563    (11,796)
  Current maturities and
   long-term debt:
   Additions                 130,741     44,181    597,221    250,362
   Reductions               (163,832)   (51,721)  (610,003)  (258,443)
  Cash dividends paid on
   common stock              (14,942)   (13,654)   (44,779)   (40,859)
  Common stock
   issued-options                515        641      4,414     11,255
  Other financing
   activities                   (924)      (223)    (4,372)    (3,691)
 ---------------------------------------------------------------------

   Net cash provided (used)
    by financing activities  (30,804)     8,939    181,044    (53,172)
 ---------------------------------------------------------------------

 Effect of exchange rate
  changes on cash              6,882      2,320     12,702      9,199
 ---------------------------------------------------------------------

 Net increase (decrease) in
  cash and cash equivalents    6,741     11,263      1,408    (21,396)

 Cash and cash equivalents
  at beginning of period      95,927     88,270    101,260    120,929
 ---------------------------------------------------------------------

 Cash and cash equivalents
  at end of period         $ 102,668  $  99,533  $ 102,668  $  99,533
 =====================================================================

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                             Three Months Ended    Three Months Ended
                             September 30, 2007    September 30, 2006

                                     Operating             Operating
                             Sales  Income(loss)   Sales  Income(loss)
 ---------------------------------------------------------------------

 Access Services Segment    $ 351,262  $  48,056  $ 278,627  $ 35,447

 Mill Services Segment        375,935     34,464    345,864    37,343

 Minerals & Rail
  Technologies, Services
  and Products
 ("all other") Category       200,167     42,329    148,799    25,242

 General Corporate                 --       (121)        --       (88)
 ---------------------------------------------------------------------

 Consolidated Totals        $ 927,364  $ 124,728  $ 773,290  $ 97,944
 =====================================================================

                             Nine Months Ended     Nine Months Ended
                            September 30, 2007    September 30, 2006

                                       Operating              Operating
                             Sales    Income(loss)  Sales    Income(loss)
 ------------------------------------------------------------------------

 Access Services Segment   $1,028,392  $  132,402  $  774,081  $   88,882

 Mill Services Segment      1,117,529     103,441   1,016,394     109,453

 Minerals & Rail
  Technologies, Services
   and Products
   ("all other") Category     567,617     112,247     430,901      62,679

 General Corporate                 --        (940)         --      (1,603)
 ------------------------------------------------------------------------

 Consolidated Totals       $2,713,538  $  347,150  $2,221,376  $  259,411
 ========================================================================

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com